Exhibit 99
     Atlantic Coast Airlines Holdings, Inc. Chairman and
            Chief Financial Officer to Present at
    Raymond James & Associates Growth Airline Conference

Dulles, VA, (January 23, 2002) - Atlantic Coast Airlines Holdings, Inc. (ACA) (NASDAQ/NM: ACAI) Chairman and Chief Executive Officer Kerry Skeen and Executive Vice President and Chief Financial Officer Richard Surratt will make a presentation to investors and financial analysts during the Raymond James & Associates Growth Airline Conference being held in New York. The ACA presentation is scheduled to take place Thursday, January 31, 2002, at approximately 11:00am Eastern.

A live audio-only webcast of the conference is being presented by the sponsors. It will be accessible through the following web address:

http://customer.nvglb.com/RaymondJames/Airline/

Please note that all listeners must register at the above website before gaining access. It is advised that you visit the site at least 15 minutes prior to the live presentation. A recording of the ACA presentation will also be available at that same address for at least 30 days following the conference.

The slides that will accompany the ACA presentation will be available as a PowerPoint file in the "For Investors" section of the Atlantic Coast corporate website:

www.atlanticcoast.com

ACA operates as United Express in the Eastern and Midwestern United States, and as Delta Connection in the Eastern U.S. and Canada. The company has a fleet of 117 aircraft-including 86 regional jets-and offers approximately 760 daily departures, serving 63 destinations.

Atlantic Coast employs over 4,000 aviation professionals. The common stock of Atlantic Coast Airlines Holdings, Inc. is traded on the Nasdaq National Market under the symbol ACAI. For more information about Atlantic Coast, visit our website at www.atlanticcoast.com.